Exhibit 99.6

TERMINATION AGREEMENT

This Termination Agreement is entered into as of November 24, 2005, by and among La Cresta International Trading Inc. (“La Cresta”), Deutsche Telekom AG (“DT”), Lior Haramati (“Haramati”), Alon Cohen (“Cohen”), Elon Ganor, Ami Tal and Dovrat, Shrem/Yozma – Keren Polaris Limited Partnership (“Dovrat”) (Collectively, the “Shareholders”).

WHEREAS, the Shareholders are parties to a certain Shareholders Agreement dated January 19, 1998 (the “Shareholders Agreement”) with respect to their ownership of ordinary shares of VocalTec Communications Ltd. (“VocalTec”); and

WHEREAS, VocalTec, Tdsoft Ltd. and certain of Tdsoft Ltd.’s shareholders have entered into a certain Share Sale and Purchase Agreement dated as of October 27, 2005 (the “Share Sale and Purchase Agreement”); and

WHEREAS, as a condition to the closing of the Share Sale and Purchase Agreement, VocalTec agreed to enter into an agreement with the other Shareholders for the termination of the Shareholders Agreement; and

WHEREAS, the Shareholders wish to terminate the Shareholders Agreement in order to enable the consummation of the transaction contemplated by the Share Sale and Purchase Agreement.

NOW THEREFORE, in consideration of the mutual promises contained herein, the Shareholders agree as follows:

1.                                       Upon and subject to consummation of the transactions contemplated by the Share Sale and Purchase Agreement, the Shareholders Agreement shall terminate in its entirety and be of no force and effect.

2.                                       DT hereby waives any and all voting rights it may have under the Shareholders Agreement, including, without limitation, the right to request the support and vote of La Cresta, Haramati, Cohen and Dovrat in favor of a nominee of DT to VocalTec’s board of directors.

3.                                       At and from the signing date, the Shareholders hereby fully, finally, irrevocably, and unconditionally release and waive all of their respective past and present rights, remedies, or claims, both in law and at equity, known or unknown, matured or unmatured, arising from or related to the Shareholders Agreement.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement, effective as of the date first above written.

La Cresta International Trading Inc.		Lior Haramati

By:
Name:
Title:

Alon Cohen		Dovrat, Shrem/Yozma – Keren Polaris

Limited Partnership

By:
Name:
Title:

Deutsche Telekom AG		Ami Tal

By:	/s/ Kevin Copp
Kevin Copp

Title:	Senior Executive Vice President Mergers & Acquisitions

Date:	23.11.2005

By:	/s/ Dr. Joachim Peckert
Dr. Joachim Peckert

Title:	Executive Vice President Shareholdings, Partnerships

Date:	23.11.2005

Elon Ganor